Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	SVP, Corporate Affairs	VP, Investor Relations
	(310) 205-4030	(310) 205-8664
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS STRONG SECOND QUARTER 2005 RESULTS

Beverly Hills, Calif., July 27, 2005 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the second quarter and six months ended June 30, 2005.  Second quarter highlights:

•                                          Diluted EPS of $.49 versus $.19 in 2004 period; recurring EPS $.27, up 50 percent from $.18 in Q2 2004.

•                                          Recurring net income of $110 million, a company quarterly record.

•                                          Non-recurring items benefited Q2 2005 by $.22 per share, versus $.01 per share benefit in Q2 2004.

•                                          Total company Adjusted EBITDA up 21 percent to $336 million.

•                                          Comparable owned hotel RevPAR up 9.4 percent; strength in New York, Hawaii, Boston plus significant improvement in Chicago; comparable owned hotel margins increase 160 basis points from Q2 2004.

•                                          Record fees of $117 million from RevPAR gains, new units; 21 percent increase from Q2 2004; unit growth targets raised for 2005.

•                                          Timeshare profitability up 44 percent.

•                                          Company repurchases 5.1 million shares of common stock in Q2.

Hilton reported second quarter 2005 net income of $202 million compared with $75 million in the 2004 quarter.  Diluted net income per share was $.49 in the second quarter, versus $.19 in the 2004 period.  The 2005 quarter benefited from two non-recurring items totaling $.22 per share:

1)              $.15 per share ($64 million after tax) related primarily to asset sales as follows:

•                                          $61 million gain on asset dispositions and other ($37 million after tax)

•                                          $34 million tax benefit from the utilization of tax loss carryforwards

•                                          $5 million impairment loss on asset sales that closed in July ($3 million after tax)

•                                          $4 million after tax cost related to a minority interest in a sold hotel

2)              $.07 per share of tax benefit ($28 million) related primarily to the closure of IRS audits for the years 1997-2001.

The 2004 second quarter benefited from non-recurring items totaling $.01 per share.

The company reported recurring net income of $110 million in the second quarter, the highest quarterly net income in the company’s history.  On a recurring basis, diluted net income per share was $.27 in the second quarter, compared with $.18 in the 2004 period, a 50 percent increase.

Hilton reported second quarter 2005 total operating income of $246 million (a 31 percent increase from $188 million in the 2004 period,) on total revenue of $1.176 billion (a 10 percent increase from $1.065 billion in the 2004 quarter.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA”) were $336 million, an increase of 21 percent from $278 million in the 2004 quarter.

Owned Hotel Results

Strong increases in room nights, along with continuing pricing power,  resulted in many of the company’s owned hotels showing double-digit revenue-per-available-room (RevPAR) gains in the quarter, including those in New York City, Honolulu, Phoenix, Atlanta, Seattle and Portland.  Solid RevPAR gains were also reported at the company’s owned hotels in Boston.  Anticipated improvement in the Chicago market was realized as each of the company’s owned hotels in Chicago posted double-digit RevPAR gains in the quarter, driven by increases in business transient room nights and rates.  San Francisco remained a difficult market during the quarter.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $575 million in the second quarter, a 5 percent increase from $546 million in the 2004 period.  Total revenue from comparable owned hotels (excluding the impact of property sales) was up 9 percent.  RevPAR from comparable owned hotels increased a strong 9.4 percent.  Comparable owned hotel occupancy increased 2.2 points to 80.1 percent, while average daily rate (ADR) increased 6.4 percent to $168.99.  Approximately 70 percent of the quarterly RevPAR increase at the comparable owned hotels was attributable to the ADR gains.

Total owned hotel expenses were up 3 percent in the quarter to $391 million.  Expenses at the comparable owned hotels increased 7 percent, primarily due to an increase in occupied rooms, along with increases in energy and marketing costs.  Cost-per-occupied-room increased 4.3 percent in the quarter.

Comparable owned hotel margins in the second quarter increased 160 basis points to 32.1 percent, owing to the aforementioned ADR gains and strong food-and-beverage revenues, particularly in New York, Chicago and Hawaii.  Weakness in San Francisco adversely impacted margin growth by 80 basis points.

System-wide RevPAR; Management/Franchise Fees

Each of the company’s brands reported significant system-wide RevPAR increases, with particularly strong gains in ADR.  On a system-wide basis (including managed and franchised properties,) the company’s brands showed second quarter 2005 RevPAR gains as follows:  Hampton Inn, 12.4 percent; Hilton, 11.9 percent; Doubletree, 11.4 percent; Hilton Garden Inn, 10.8 percent; Embassy Suites, 9.8 percent, Homewood Suites by Hilton, 7.3 percent.

Management and franchise fees set a new quarterly record at $117 million, a 21 percent increase from the 2004 period, and 15 percent above the previous record level attained in the first quarter 2005.  Reflecting strength in demand and increased pricing power, approximately 60 percent of the fee growth in the second quarter was attributable to system-wide RevPAR gains, with 40 percent coming from the addition of new units.

Brand Development/Unit Growth

In the second quarter, the company added 37 properties and 4,689 rooms to its system as follows:  Hampton Inn, 16 hotels and 1,281 rooms; Hilton Garden Inn, 6 hotels and 824 rooms; Homewood Suites by Hilton, 6 hotels and 665 rooms; Hilton, 4 hotels and 925 rooms; Doubletree, 3 hotels and 403 rooms, and Embassy Suites, 2 hotels and 591 rooms.  Twelve hotels and 3,394 rooms were removed from the system during the quarter, including the 1,338-room Fontainebleau in Miami.

Brand development highlights included the opening of new full-service Hilton hotels in Vancouver, Washington and Villahermosa, Mexico; the opening of a Homewood Suites by Hilton property in the Toronto area, the brand’s first new-build hotel in Canada; new Embassy Suites openings in Albuquerque, Dallas and St. Louis-St. Charles, Missouri; and the opening of a luxury Conrad Hotel in Tokyo.  Strong development activity continues with the company’s Doubletree brand, with new Doubletrees scheduled for opening in the second half of 2005 in Memphis, Washington, D.C., Pittsburgh, Chicago, Key Largo and Anaheim.

At June 30, 2005, the Hilton system consisted of 2,311 properties and 364,374 rooms.  The company’s development pipeline is the largest it has ever been with approximately 520 hotels and 64,000 rooms at June 30, 2005.

The Hilton Family of Hotels dominated the recently announced J.D. Power and Associates 2005 North America Hotel Guest Satisfaction Index Study, with Hampton, Hilton Garden Inn (for the fourth straight year) and Homewood Suites by Hilton (for the third straight year) each earning first place rankings in their respective categories.    Hilton was the only hotel company with three top rankings.  In addition, the Hilton, Doubletree and Embassy Suites brands all improved their respective customer satisfaction scores in the 2005 J.D. Power study.

Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC), the company’s vacation ownership business, reported a strong quarter with profitability up 44 percent owing to strong unit sales in Las Vegas, Orlando and Hawaii, and higher income from resort operations and financing fees.  HGVC had second quarter 2005 revenue of $136 million, a 39 percent increase from $98 million in the 2004 quarter.  Expenses were $97 million in the second quarter, compared with $71 million in the 2004 period.  Second quarter unit sales were up 13 percent, while the average unit sales price was flat.

During the quarter, Hilton completed a transaction whereby it will acquire 112 acres of undeveloped land on Hawaii’s Big Island for $65 million.  The company is likely to utilize the land for future timeshare development, but specific plans are still being determined.

Asset Dispositions

The company noted that from May through July 2005 it had sold 11 hotel properties for a combined $416 million.  Net proceeds after property level debt repayment, minority partner distributions, selling costs and income taxes totaled approximately $335 million.  All properties are remaining in the Hilton system either through long-term franchise or management agreements.  The sale of the Palmer House Hilton in Chicago is expected to be completed in the third quarter 2005, with Hilton continuing to manage the hotel.  Hilton also announced plans to sell an additional eight properties, with the intention of closing the majority of the transactions by year-end 2005.

Corporate Finance

At June 30, 2005, Hilton had total debt of $3.6 billion (net of $100 million of debt resulting from the consolidation of a managed hotel, which is non-recourse to Hilton.)  Approximately 13 percent of the company’s debt is floating rate debt.  Total cash and equivalents (including restricted cash) were approximately $691 million at June 30, 2005.

The company’s average basic and diluted share counts for the second quarter were 381 million and 416 million, respectively.

Hilton’s debt currently has an average life of 8.4 years, at an average cost of approximately 7.0 percent.

The company’s effective tax rate in the second quarter was 11 percent, and benefited from the aforementioned closure of IRS audits and the utilization of tax loss carryforwards associated with asset sales.  The tax provision also benefited from tax credits associated with the company’s synthetic fuel investment.

During the second quarter, the company repurchased 5.1 million shares of its common stock at a total cost of $113 million (an average price of $22.17 per share.)  On July 21, the company’s Board of Directors voted to increase the company’s quarterly dividend on its common stock from $.02 per share to $.04 per share (an increase of approximately $7.6 million per quarter.)

Total capital expenditures in the second quarter were $228 million, with an additional $34 million expended for timeshare development.  Total capital expenditures include $115 million to acquire the land on which the Hilton Waikoloa Village is located, and $65 million to acquire the aforementioned undeveloped land on Hawaii’s Big Island.

Six-Month Results

For the six-month period ended June 30, 2005, Hilton reported net income of $266 million, compared to $112 million in the 2004 period.  Diluted net income per share was $.65 versus $.28 in the 2004 period.  Non-recurring items benefited the 2005 six-month period by $.23 per share, versus $.02 per share benefit in the 2004 six-month period.  Operating income for the six months was $409 million (compared with $319 million in the 2004 period) on revenue of $2.252 billion (versus $2.059 billion in the 2004 period.)  For the 2005 six-month period, when compared to the same period last year, total company Adjusted EBITDA increased 18 percent to $588 million.

Updated 2005 Outlook

Noting continued strong demand trends in most key markets and an acceleration in new unit openings, the company provided the following updated estimates for full-year 2005:

Total revenue:	$4.435 - $4.460 billion

Total Adjusted EBITDA:	$1.135 - $1.150 billion

Total operating income:	$790 - $805 million

Comparable owned hotel RevPAR:	Increase of 9.5% - 10.5%

•                                          Approximately 70% of the expected RevPAR gains to come from ADR increases

Comparable owned hotel margin growth:	180 – 220 basis points

Management and franchise fee growth:	Approximately 12%

Diluted earnings per share:	$1.05 - $1.07

•                                          Recurring diluted earnings per share of $.82 - $.84

The company’s revised guidance includes the impact of asset sales completed through July 2005 and assumes completion of the sale of the Palmer House Hilton before the end of the third quarter.  The revised guidance excludes the impact of other potential future asset sales and additional share repurchases.

Total capital spending in 2005 is expected to be approximately $615 million broken out as follows:  approximately $125 million for routine improvements, $210 million for timeshare projects, $100 million in hotel renovation, ROI and special projects, and $180 million related to previously completed land acquisitions on Hawaii’s Big Island.

Based on strong demand for its brands by owners and accelerated construction activity, the company raised its guidance for unit additions for 2005.  The company now anticipates adding 160 - 170 hotels and 21,000 – 24,000 rooms to its system in 2005.

Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation, said: “All three facets of our business – owned hotels, management and franchising and timeshare – are performing very well, taking full advantage of the robust business trends that continue to mark our industry’s recovery, and this has translated into another quarter of strong results.

“Many of the hotels in our most important markets are running essentially full, with occupancies well into the 80s and, in the case of New York City, in the 90s, bringing the pricing power that comes with increased travel demand and limited new supply.  We are particularly encouraged by strong results in Chicago which, as we anticipated, improved significantly in the second quarter.  Our strong margin growth at our owned hotels is reflective of this favorable room rate environment and our ability to effectively manage costs while still delivering first-class customer service.”

He continued: “On the management and franchise side of our business, our brands are showing outstanding RevPAR gains and therefore continue to be the favored brands among hotel owners.  With our expectation of unit openings increased for 2005, we look forward to enhancing our leadership position in branded hotel development in the U.S.  The brand initiatives we have underway, including the new bedding and TVs at the Hilton brand, new beds at Doubletree and our ‘Make It Hampton’ program, are being received enthusiastically by travelers and owners alike.

“Our timeshare business had another outstanding quarter, bringing high quality products to our customers in Las Vegas, Orlando and Hawaii, and industry leading margins to our shareholders.”

Mr. Bollenbach concluded: “On top of strength in operations, we are successfully carrying out corporate financial strategies, including our efforts to sell hotel assets with an eye toward achieving even greater balance in our company between income derived from owned hotels and income from management and franchise fees.  We sold 11 hotels in the May through July period at strong prices, and we are pleased that the buyers have elected to retain the Hilton Family flags on these properties.  Additionally, we have continued our efforts to return capital to our shareholders by repurchasing our shares, along with doubling our quarterly dividend.

“With each of our businesses performing well and the evidence pointing to continued strong trends in our industry, we remain confident and optimistic as to our prospects.”

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30			Six Months Ended June 30
	2004	2005	% Change	2004	2005	% Change
Revenue
Owned hotels	$546	$575	5%	$1,028	$1,070	4%
Leased hotels	29	31	7	55	59	7
Management and franchise fees	97	117	21	186	219	18
Timeshare and other income	107	148	38	227	302	33
	779	871	12	1,496	1,650	10
Other revenue from managed and franchised properties	286	305	7	563	602	7
	1,065	1,176	10	2,059	2,252	9
Expenses
Owned hotels	380	391	3	751	767	2
Leased hotels	25	27	8	50	53	6
Depreciation and amortization	83	78	(6)	166	158	(5)
Impairment loss and related costs	—	5	—	—	7	—
Other operating expenses	89	116	30	190	238	25
Corporate expense	25	26	4	44	50	14
	602	643	7	1,201	1,273	6
Other expenses from managed and franchised properties	285	303	6	559	596	7
	887	946	7	1,760	1,869	6

Operating income from unconsolidated affiliates	10	16	60	20	26	30

Operating income	188	246	31	319	409	28

Interest and dividend income	7	4	(43)	17	8	(53)
Interest expense	(72)	(66)	(8)	(142)	(130)	(8)
Net interest from unconsolidated affiliates and non-controlled interests	(8)	(7)	(13)	(14)	(13)	(7)
Net gain (loss) on asset dispositions and other	3	61	—	(1)	72	—
Loss from non-operating affiliates	—	(4)	—	—	(9)	—
Income before taxes and minority and non-controlled interests	118	234	98	179	337	88
Provision for income taxes	(40)	(25)	(38)	(61)	(61)	—
Minority and non-controlled interests, net	(3)	(7)	133	(6)	(10)	67
Net income	$75	$202	169%	$112	$266	138%

Net income per share (1)
Basic	$.20	$.53	165%	$.29	$.69	138%
Diluted	$.19	$.49	158%	$.28	$.65	132%

Average shares - basic	383	381	(1)%	382	384	1%
Average shares - diluted (2)	417	416	—%	416	418	—%

(1) EPS for the full year differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

(2) Average diluted shares for the prior period reflect the required retroactive application of EITF 04-8 “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”.

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended June 30				Six Months Ended June 30
	2004	2005	Change		2004	2005	Change
Hilton
Occupancy	78.6%	80.5%	1.9	pts	73.7%	75.5%	1.8	pts
Average Rate	$162.06	$172.94	6.7%		$159.42	$170.41	6.9%
RevPAR	$127.39	$139.30	9.3%		$117.43	$128.58	9.5%

All Other
Occupancy	70.7%	75.6%	4.9	pts	71.9%	74.4%	2.5	pts
Average Rate	$121.09	$125.46	3.6%		$119.23	$124.02	4.0%
RevPAR	$85.62	$94.89	10.8%		$85.67	$92.29	7.7%

Total
Occupancy	77.9%	80.1%	2.2	pts	73.5%	75.4%	1.9	pts
Average Rate	$158.78	$168.99	6.4%		$155.95	$166.37	6.7%
RevPAR	$123.71	$135.38	9.4%		$114.63	$125.38	9.4%

(1)     Statistics are for comparable hotels, and include only those hotels in the system as of June 30, 2005 and owned by us since January 1, 2004.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended				Six Months Ended
	June 30				June 30
	2004	2005	Change		2004	2005	Change
Hilton
Occupancy	72.7%	75.7%	3.0	pts	69.7%	71.9%	2.2	pts
Average Rate	$130.79	$140.51	7.4%		$130.29	$139.47	7.0%
RevPAR	$95.08	$106.38	11.9%		$90.83	$100.33	10.5%

Hilton Garden Inn
Occupancy	71.9%	75.2%	3.3	pts	68.8%	71.6%	2.8	pts
Average Rate	$99.50	$105.38	5.9%		$98.49	$104.56	6.2%
RevPAR	$71.55	$79.25	10.8%		$67.74	$74.82	10.5%

Doubletree
Occupancy	71.6%	74.5%	2.9	pts	68.8%	70.7%	1.9	pts
Average Rate	$101.45	$108.57	7.0%		$101.35	$108.12	6.7%
RevPAR	$72.66	$80.92	11.4%		$69.76	$76.42	9.5%

Embassy Suites
Occupancy	73.6%	77.1%	3.5	pts	71.2%	73.8%	2.6	pts
Average Rate	$124.04	$130.08	4.9%		$123.05	$129.27	5.1%
RevPAR	$91.32	$100.30	9.8%		$87.59	$95.35	8.9%

Homewood Suites by Hilton
Occupancy	76.6%	78.8%	2.2	pts	73.6%	76.2%	2.6	pts
Average Rate	$96.99	$101.22	4.4%		$96.97	$101.12	4.3%
RevPAR	$74.31	$79.75	7.3%		$71.34	$77.01	7.9%

Hampton
Occupancy	71.8%	76.1%	4.3	pts	67.4%	71.5%	4.1	pts
Average Rate	$82.06	$87.00	6.0%		$81.07	$86.14	6.3%
RevPAR	$58.90	$66.18	12.4%		$54.68	$61.60	12.7%

Other
Occupancy	73.6%	73.9%	0.3	pts	70.4%	70.4%	—	pts
Average Rate	$132.97	$150.80	13.4%		$127.15	$146.56	15.3%
RevPAR	$97.91	$111.51	13.9%		$89.55	$103.17	15.2%

(1)     Statistics are for comparable hotels, and include only those hotels in the system as of June 30, 2005 and owned, operated or franchised by us since January 1, 2004.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	June				Change to
	2004		2005		June 2004		December 2004
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	36	27,492	29	25,285	(7)	(2,207)	(7)	(2,207)
Leased	1	499	1	499	—	—	—	—
Joint Venture	10	4,177	11	4,625	1	448	1	448
Managed	24	13,904	26	13,560	2	(344)	2	(262)
Franchised	159	42,973	170	46,699	11	3,726	11	3,433
	230	89,045	237	90,668	7	1,623	7	1,412
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	1	128	(1)	(152)	—	—
Managed	6	796	7	895	1	99	1	99
Franchised	191	26,161	223	30,454	32	4,293	12	1,699
	200	27,399	232	31,639	32	4,240	13	1,798
Doubletree
Owned	6	2,374	3	1,349	(3)	(1,025)	(1)	(353)
Leased	6	2,144	5	1,746	(1)	(398)	(1)	(398)
Joint Venture	25	7,427	16	4,982	(9)	(2,445)	(8)	(2,226)
Managed	40	10,553	33	8,611	(7)	(1,942)	(5)	(1,463)
Franchised	75	17,762	96	23,307	21	5,545	14	3,513
	152	40,260	153	39,995	1	(265)	(1)	(927)
Embassy Suites
Owned	4	881	3	664	(1)	(217)	(1)	(217)
Joint Venture	27	7,279	26	6,923	(1)	(356)	(1)	(356)
Managed	54	14,136	55	14,433	1	297	1	299
Franchised	89	20,264	94	21,382	5	1,118	4	961
	174	42,560	178	43,402	4	842	3	687
Homewood Suites by Hilton
Owned	3	398	1	140	(2)	(258)	(2)	(258)
Managed	36	4,304	41	4,802	5	498	5	498
Franchised	97	10,617	113	12,367	16	1,750	9	1,015
	136	15,319	155	17,309	19	1,990	12	1,255
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	35	4,461	35	4,569	—	108	—	107
Franchised	1,241	124,809	1,269	126,815	28	2,006	15	1,012
	1,277	129,403	1,305	131,517	28	2,114	15	1,119
Other
Owned	1	300	—	—	(1)	(300)	(1)	(300)
Leased	—	—	—	—	—	—	—	—
Joint Venture	3	1,394	6	2,202	3	808	3	808
Managed	12	3,465	13	3,796	1	331	—	8
Franchised	—	—	—	—	—	—	—	—
	16	5,159	19	5,998	3	839	2	516

Timeshare	31	3,740	32	3,846	1	106	1	106

Total
Owned	52	31,740	38	27,733	(14)	(4,007)	(12)	(3,335)
Leased	7	2,643	6	2,245	(1)	(398)	(1)	(398)
Joint Venture	67	20,557	60	18,860	(7)	(1,697)	(5)	(1,326)
Managed	207	51,619	210	50,666	3	(953)	4	(714)
Franchised	1,852	242,586	1,965	261,024	113	18,438	65	11,633
Timeshare	31	3,740	32	3,846	1	106	1	106
TOTAL PROPERTIES	2,216	352,885	2,311	364,374	95	11,489	52	5,966

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2004	2005	% Change	2004	2005	% Change

Adjusted EBITDA	$278	$336	21%	$497	$588	18%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(6)	(7)	17	(13)	(14)	8
Non-recurring items	—	(5)	—	—	(7)	—
Operating interest and dividend income	(2)	(2)	—	(3)	(5)	67
Operating income of non-controlled interests	1	2	100	4	5	25
Net gain (loss) on asset dispositions and other	3	61	—	(1)	72	—
Loss from non-operating affiliates	—	(4)	—	—	(9)	—
Minority and non-controlled interests, net	(3)	(7)	133	(6)	(10)	67
EBITDA	271	374	38	478	620	30
Depreciation and amortization	(83)	(78)	(6)	(166)	(158)	(5)
Interest expense, net	(73)	(69)	(5)	(139)	(135)	(3)
Provision for income taxes	(40)	(25)	(38)	(61)	(61)	—
Net income	$75	$202	169%	$112	$266	138%

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2005 Outlook

($ in millions, except per share amounts)

	Estimated	Estimated
	Full Year 2005	Full Year 2005
	Low End	High End

Adjusted EBITDA	$1,135	$1,150
Proportionate share of depreciation and amortization of unconsolidated affiliates	(29)	(29)
Non-recurring items	(7)	(7)
Operating interest and dividend income	(6)	(6)
Operating income of non-controlled interests	10	10
Net gain on asset dispositions and other	72	72
Loss from non-operating affiliates	(18)	(18)
Minority and non-controlled interests, net	(12)	(12)
EBITDA	1,145	1,160
Depreciation and amortization	(312)	(312)
Interest expense, net	(259)	(259)
Provision for income taxes	(150)	(156)
Net income	$424	$433

Diluted EPS	$1.05	$1.07

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Owned Hotel Revenue and Expenses

Adjusted for Asset Sales

($ in millions)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2004	2005	% Change	2004	2005	% Change

Revenue - owned hotels	$546	$575	5%	$1,028	$1,070	4%
Less sold hotels	(47)	(29)		(91)	(60)
Revenue - comparable owned hotels	$499	$546	9%	$937	$1,010	8%

Expenses - owned hotels	$380	$391	3%	$751	$767	2%
Less sold hotels	(33)	(20)		(67)	(43)
Expenses - comparable owned hotels	$347	$371	7%	$684	$724	6%

Owned Hotel Revenue and Expenses - 2004

Adjusted for Asset Sales (1)

($ in millions)

Twelve Months Ended
December 31, 2004

Revenue - owned hotels	$2,062
Less sold hotels	(280)
Revenue - comparable owned hotels	$1,782

Expenses - owned hotels	$1,501
Less sold hotels	(212)
Expenses - comparable owned hotels	$1,289

(1)	Adjusted for asset sales in 2004, asset sales completed through July 2005 and assuming completion of the sale of the Palmer House Hilton in the third quarter of 2005.

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non- recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write- downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

We exclude from Adjusted EBITDA the operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent these amounts belong to other ownership interests.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.